Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GENERAL MILLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(Address of principal executive offices)

General Mills, Inc. 2017 Stock Compensation Plan

General Mills, Inc. Deferred Compensation Plan

(Full title of the plan)

Richard C. Allendorf

Senior Vice President, General Counsel and Secretary

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(763) 764-7600

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maxi- mum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value	35,400,000 (1)	$58.033 (2)	$2,054,368,200 (2)	$255,768.84
Deferred Compensation Obligations (3)	$75,000,000	100%	$75,000,000	$9,337.50

(1)	Pursuant to Rule 416(a), also covers additional securities that may become issuable as a result of stock splits, stock dividends or similar transactions. 35,000,000 shares are being registered under the 2017 Stock Compensation Plan and 400,000 shares are being registered under the Deferred Compensation Plan.
(2)	This amount is estimated only to determine the amount of the registration fee pursuant to Rule 457(h). The actual aggregate offering price could be higher or lower. The proposed maximum offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 12, 2018.
(3)	Obligations under the Deferred Compensation Plan are unsecured obligations of General Mills, Inc. to pay deferred compensation in accordance with the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

General Mills, Inc., a Delaware corporation (the “Company”), incorporates by reference into this Registration Statement the following documents:

(a)	the Company’s Annual Report on Form 10-K (File No. 001-01185) (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 14, 2017) for the fiscal year ended May 28, 2017 filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2017 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since May 28, 2017;

(c)	the description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-145358) filed with the SEC on August 9, 2007; and

(d)	all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

2017 Stock Compensation Plan

Not applicable.

Deferred Compensation Plan

The Company is registering $75,000,000 of deferred compensation obligations (“Obligations”) which are to be offered to certain eligible employees of the Company and its subsidiaries under the Company’s Deferred Compensation Plan (the “DC Plan”). The DC Plan permits participants to defer cash salary and incentive compensation into a deferred cash account. Participants must allocate amounts in their deferred cash accounts among various investment alternatives. Each deferred cash account balance is adjusted to reflect the investment experience of the selected investment funds.

Amounts credited to participant accounts are payable to the participant on a date the participant selects at the time of the deferral but must be made or commenced by the time the participant reaches age 70. Distributions may be made singly or in installments. Under certain circumstances and subject to certain penalties, participants may accelerate or postpone distributions out of participant accounts or select an alternate form of distribution.

The Company has established a trust to hold assets of the Company as a reserve for the discharge of certain obligations under the DC Plan. If there is a change of control (as defined in the DC Plan), the Company is required to contribute to the trust the amount needed to fully fund all cash obligations under the DC Plan. All rights under the foregoing trust and under the DC Plan are unsecured contractual claims against the Company.

Rights in the DC Plan, including the right to receive distributions under the DC Plan, cannot be alienated, sold, assigned, pledged or encumbered except by a designation of beneficiary under the DC Plan or to the personal representative, executor or administrator of the participant’s estate.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the securities to which this Registration Statement relates have been passed upon by Richard C. Allendorf, Senior Vice President, General Counsel and Secretary of the Company. Mr. Allendorf is eligible to participate in the 2017 Stock Compensation Plan and the DC Plan. Mr. Allendorf owns less than 1% of the Company’s Common Stock and less than 1% of the Company’s obligations under the DC Plan.

Item 6.	Indemnification of Directors and Officers.

Under provisions of the Company’s By-laws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.

Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits or actions brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, have no reasonable cause to believe their conduct was unlawful; except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company maintains directors’ and officers’ liability insurance that reimburses the Company for certain indemnification liabilities and expenses, and covers directors and officers in certain situations where indemnification is not available from the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009).

3.2	By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed March 8, 2016).

4.1	General Mills, Inc. 2017 Stock Compensation Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 26, 2017).

4.2	Deferred Compensation Plan (Grandfathered) (incorporated herein by reference to Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 22, 2009).

4.3	2005 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.15 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 22, 2009).

5.1	Opinion and Consent of Richard C. Allendorf, Senior Vice President, General Counsel and Secretary of the Company.

23.1	Consent of KPMG LLP, the Company’s independent registered public accounting firm. (Consent of counsel included in Exhibit 5.1)

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 17th day of January 2018.

GENERAL MILLS, INC.

By:	/s/ Richard C. Allendorf
Name: Richard C. Allendorf
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title

	Bradbury H. Anderson	Director	)
	Alicia Boler Davis	Director	)
	R. Kerry Clark	Director	)
	David M. Cordani	Director	)
	Roger W. Ferguson Jr.	Director	)
	Jeffrey L. Harmening	Chief Executive Officer and	)
		Director (Principal Executive	)	By:	/s/ Richard C. Allendorf
		Officer))			Richard C. Allendorf
	Maria G. Henry	Director	)		Attorney-in-Fact
	Heidi G. Miller	Director	)
	Steve Odland	Director	)		January 17, 2018
	Eric D. Sprunk	Director	)
	Jorge A. Uribe	Director	)

A majority of the Board of Directors

By:	/s/ Donal L. Mulligan	Executive Vice President and			January 17, 2018
	Donal L. Mulligan	Chief Financial Officer (Principal Financial Officer)

By:	/s/ Kofi A. Bruce	Vice President, Controller			January 17, 2018
	Kofi A. Bruce	(Principal Accounting Officer)